P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES $30 MILLION EXPANSION

WINCHESTER, Virginia (August 25, 2014) -- American Woodmark Corporation (NASDAQ: AMWD) today announced a $30 million expansion of its South Branch manufacturing facility located in Moorefield, West Virginia. The expansion will increase the size of the current facility by 100,000 square feet and add 80 new jobs.

American Woodmark has worked closely with the Development Office of the state of West Virginia and the Hardy County Rural Development Office for many years. Cary Dunston, President and Chief Operating Officer, commented, “Thanks to these strong, long-term partnerships we are able to boost our investment and bring new jobs to the region.” Gov. Tomblin added, “This expansion highlights the competitive edge that’s attracting more and more businesses to West Virginia. American Woodmark is a great example of a national company that’s succeeding in our state’s vastly improved business climate. And the best news is that 80 more families will enjoy the benefits of steady, good-paying jobs with a first-rate employer.”

Upon completion of this investment, American Woodmark will have 655 total employees at the South Branch Facility. “I want to thank American Woodmark for continuing to expand its footprint in West Virginia,” Gov. Tomblin said. “I also want to thank the West Virginia Development Office and the Hardy County Rural Development Authority for their hard work on this project.”

Dunston added, “The housing sector continues on its journey towards full recovery. Our decision to expand our capacity is a statement of optimism and confidence in the market, our people and the value proposition of our brands.”

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates nine manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.